Exhibit 99.1

JOINT FILING AGREEMENT

The undersigned hereby agree that this Statement on Schedule 13D with respect to the Common Stock of FriendFinder Networks Inc. of even date herewith is, and any amendments thereto signed by each of the undersigned shall be, filed on behalf of each the undersigned pursuant to and in accordance with the provisions of Rule 13d-1(k) under the Securities Exchange Act of 1934, as amended.

Date: September 16, 2011	Global Investment Ventures LLC
	By:	/s/ Anthony R. Bobulinski Name: Anthony R. Bobulinski Title: Managing Member
Date: September 16, 2011	By:	/s/ Anthony R. Bobulinski Anthony R. Bobulinski, individually